As filed with the U.S. Securities and Exchange Commission on September 28 , 2016

Registration No. 333- 213735

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TECNOGLASS INC.

(Exact name of registrant as specified in its charter)

Cayman Islands	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Avenida Circunvalar a 100 mts de la Via 40
Barrio Las Flores
Barranquilla, Colombia
(57)(5)3734000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Joaquin Fernandez
Chief Financial Officer
Avenida Circunvalar a 100 mts de la Via 40
Barrio Las Flores
Barranquilla, Colombia
(57)(5)3734000

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

David Alan Miller, Esq.
Jeffrey M. Gallant, Esq.
Graubard Miller
The Chrysler Building
405 Lexington Avenue
New York, New York 10174
(212) 818-8800
(212) 818-8881 — Facsimile

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [  ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [  ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [X]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered		Proposed maximum offering price per unit		Proposed maximum aggregate offering price	Amount of registration fee
Ordinary shares, par value $0.0001 per share	21,391,270	(1)	$12.08	(2)	$258,406,541.60	$26,021.54	(3)

(1)	In the event of a share split, share dividend or similar transaction involving our ordinary shares, the number of shares registered shall automatically be adjusted to cover the additional ordinary shares pursuant to Rule 416 under the Securities Act of 1933, as amended.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee, based upon the average of the high and low prices of the ordinary shares, as reported by the Nasdaq Capital Market on September 16, 2016, in accordance with Rule 457(c) promulgated under the Securities Act of 1933, as amended.

(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

 EXPLANATORY NOTE

This Amendment No. 1 to the Registration Statement on Form S-1 is being filed solely to include an exhibit to such Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses (other than underwriting discounts and commissions), all of which will be paid by the registrant, to be incurred in connection with the registration and sale of the ordinary shares and warrants that are the subject of this registration statement:

Securities and Exchange Commission registration fee	$26,000
Legal fees and expenses	25,000
Accounting fees and expenses	5,000
Miscellaneous	4,000
Total	$60,000

Item 14. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Islands courts to be contrary to public policy, such as to provide indemnification against willful fraud, willful default, civil fraud or the consequences of committing a crime. Our third amended and restated memorandum and articles of association provides for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud or willful neglect or willful default.

Item 15. Recent Sales of Unregistered Securities

On December 19, 2013, the Company entered into subscription agreements with two investors pursuant to which such investors purchased an aggregate of 649,382 ordinary shares at a price of $10.18 per share. These shares were sold under Section 4(a)(2) of the Securities Act, as the investors are accredited investors.

As consideration for the merger, the Company issued 20,567,141 ordinary shares to Energy Holding Corporation, the sole shareholder of Tecnoglass Holding of which the former shareholders of TG and ES are the sole shareholders. Additionally, the Company is issued 1,500,000 ordinary shares upon the attainment of certain EBITDA targets for the fiscal years ended December 31, 2014 and 2015 and is contractually obligated to issue 1,500,000 ordinary shares upon the attainment of certain share price targets or targets based on the Company’s EBITDA for the fiscal year ending December 31, 2016. All such shares were (and with respect to the earnout shares will be) issued under Regulation D under the Securities Act with respect to investors residing in the United States as fewer than 35 investors were non-accredited investors and under Regulation S under the Securities Act with respect to investors not residing in the United States.

On March 5, 2014, the Company entered into a subscription agreement with an affiliate of A. Lorne Weil, pursuant to which such affiliate purchased an aggregate of 95,693 shares of the Company for $1,000,000, or approximately $10.45 per share. The shares were sold to the investor under Section 4(a)(2) of the Securities Act of 1933, as the investor is an accredited investor.

No underwriting discounts or commissions were paid with respect to such sales.

Item 16. Exhibits and Financial Statement Schedules

Reference is hereby made to the attached Exhibit Index, which is incorporated herein by reference. There are no financial statement schedules included herein.

Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Act”);

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(ii)	to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided , however , that subparagraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Act to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided , however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

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(5)	That, for the purpose of determining liability of the registrant under the Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Act, each filing of the registrant’s annual report pursuant to Sections 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant, pursuant to the provisions described under Item 15 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Barranquilla, Colombia, on September 28 , 2016.

TECNOGLASS INC.

By:	/s/ Joaquin Fernandez
Name:	Joaquin Fernandez
Title:	Chief Financial Officer
(Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned officers and directors of Tecnoglass Inc. hereby severally constitute and appoint Jose M. Daes and Joaquin Fernandez and each of them, attorneys-in-fact for the undersigned, in any and all capacities, with the power of substitution, to sign any amendments to this registration statement (including post-effective amendments) and any subsequent registration statement for the same offering which may be filed under Rule 462(e) under the Securities Act of 1933, as amended, and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all interests and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Jose M. Daes	Chief Executive Officer (Principal Executive Officer) and Director	September 28 , 2016
Jose M. Daes

/s/ Joaquin Fernandez	Chief Financial Officer (Principal Financial and Accounting Officer)	September 28 , 2016
Joaquin Fernandez

/s/ Christian Daes	Chief Operating Officer and Director	September 28 , 2016
Christian Daes

/s/ Martha L. Byorum	Director	September 28 , 2016
Martha L. Byorum

/s/ A. Lorne Weil	Director	September 28 , 2016
A. Lorne Weil

/s/ Julio A. Torres	Director	September 28 , 2016
Julio A. Torres

/s/ Samuel R. Azout	Director	September 28 , 2016
Samuel R. Azout

/s/ Juan Carlos Vilarino	Director	September 28 , 2016
Juan Carlos Vilarino

EXHIBIT INDEX

Exhibit No.	Description	Included	Form	Filing Date
2.1	Agreement and Plan of Reorganization dated as of August 17, 2013 and as amended November 6, 2013, by and among the Company, Andina Merger Sub, Inc., TG S.A., C.I. Energía Solar S.A. E.S. Windows and Tecno Corporation	By Reference	Schedule 14A	December 4, 2013
3.1	Third Amended and Restated Memorandum and Articles of Association.	By Reference	Schedule 14A	December 4, 2013
4.1	Specimen Ordinary Share Certificate.	By Reference	S-1/A	January 23, 2012
4.2	Specimen Warrant Certificate.	By Reference	S-1/A	December 28, 2011
4.3	Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant.	By Reference	8-K	March 22, 2012
4.4	Form of First Unit Purchase Option issued to EarlyBirdCapital, Inc. and its designees	By Reference	S-1/A	March 12, 2012
4.5	Form of Second Unit Purchase Option issued to EarlyBirdCapital, Inc. and its designees	By Reference	S-1/A	March 7, 2012
5.1	Opinion of Maples & Calder	Herewith	Herewith	Herewith

10.1	Form of Escrow Agreement between the Company, Continental Stock Transfer & Trust Company and the Initial Shareholders.	By Reference	S-1/A	March 12, 2012
10.2	Amended and Restated Registration Rights Agreement among the Company, the Initial Shareholders and Energy Holding Corporation.	By Reference	8-K	December 27, 2013
10.3	Form of Subscription Agreements among the Company, Graubard Miller and the Purchasers of Private Placement Warrants.	By Reference	S-1/A	March 7, 2012
10.4	Promissory Note issued to A. Lorne Weil 2006 Irrevocable Trust — Family Investment Trust	By Reference	10-K	June 13, 2013
10.5	Indemnity Escrow Agreement dated as of December 20, 2013, by and among the Company, Representative, Committee and Continental Stock Transfer and Trust Company.	By Reference	8-K	December 27, 2013
10.6	Additional Shares Escrow Agreement dated as of December 20, 2013, by and among the Company, Representative, Committee and Continental Stock Transfer and Trust Company.	By Reference	8-K	December 27, 2013
10.7	Form of Lock-Up Agreement between the Company and Energy Holding Corporation	By Reference	8-K	August 22, 2013
10.8	Form of Subscription Agreement	By Reference	8-K	December 19, 2013
10.9	Form of Warrant/UPO Transfer Agreement	By Reference	10-K	April 16, 2014

Exhibit No.	Description	Included	Form	Filing Date
10.10	Advisory Services Agreement between the Company and Morgan Joseph TriArtisan LLC	By Reference	10-K/A	June 17, 2013
10.11	2013 Long-Term Incentive Equity Plan	By Reference	Schedule 14A	December 4, 2013
10.12	Form of Indemnification Agreement	By Reference	8-K	March 6, 2014
21	List of Subsidiaries	By Reference	10-K	April 16, 2014
23.1	Consent of Maples & Calder	Herewith	Herewith	Herewith

23.2	Consent of PricewaterhouseCoopers Ltda.	*
24.1	Power of Attorney (included on signature page of this Form S-1)	Herewith

*	Previously filed